UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 9, 2023

MINISTRY PARTNERS INVESTMENT COMPANY, LLC

(Exact name of registrant as specified in its charter)

California	333-04028-LA	33-0489154

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 West Imperial Highway, Suite 120, Brea, CA 92821

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 671-5720

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2023, the Company announced that Joseph W. Turner, Jr., the Company’s Chief Executive Officer and President, will retire from his position as President and Chief Executive Officer of the Company effective as December 15, 2023. In an effort to retain Mr. Turner’s institutional knowledge of the Company and its strategic partner relationships, and to ensure a seamless leadership transition, Mr. Turner will serve as an independent adviser to the Board of Managers through December 31, 2024. The Company also announced that Darren Thompson, the Company’s Executive Vice-President and Chief Operating Officer, has been appointed to succeed Mr. Turner as President and Chief Executive Officer of the Company. Mr. Thompson will also serve as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Ministry Partners Securities, LLC. The Company’s Board of Managers has been carefully undertaking a successful transition plan for its Chief Executive Officer and President position since early 2021 as part of a long-term succession planning effort. Since then, Mr. Turner and the Board have methodically searched for a highly competent and mission-aligned candidate to eventually take the helm as the Company’s Chief Executive Officer and President.

Mr. Thompson began serving as the Company’s Executive Vice President and Chief Operating Officer on February 28, 2022. Mr. Thompson previously served as the Chief Lending Officer at America’s Christian Credit Union, a Glendora, California state-chartered credit union (“ACCU”) and had been with the credit union since 2011. ACCU is an equity owner and strategic partner of the Company in its lending and financial services business. In his role as Chief Lending Officer, Mr. Thompson was responsible for a $400 million loan portfolio and oversaw all of ACCU’s lending operations, including origination, servicing, collection, and loan participations for both consumer and business loans. At ACCU, Mr. Thompson led the Loan Review Committee and was a member of the Chief Officer Group and the Asset-Liability Committee. Prior to his work at ACCU, Mr. Thompson served as a Treasury & Funding Trader for Western Corporate Federal Credit Union, assisting in the management of a $32 billion portfolio.

Since joining the Company, Mr. Thompson has consistently exhibited a relentless drive to provide meaningful value to the Company’s clients, strategic partners, and equity owners. He has also led the Company’s efforts to expand the Company’s commercial faith-based loan business to include commercial loans made to small businesses and entrepreneurs who share the Company’s missional purpose of Strengthening Christian Stewardship. Mr. Thompson has also led the Company’s efforts to convert its core operations and lending programs into a leaner, more cost-efficient, and scalable business model.

The Board plans to finalize Mr. Thompson’s employment agreement and compensation arrangements prior to Mr. Turner’s departure date of December 15, 2023. The Company intends to file copies of Mr. Thompson’s employment agreement and a summary of the material terms of such agreement promptly following its adoption.

The Company also announced that Nicki Harms has been appointed to serve as a member of the Company’s Board of Managers. Ms. Harms currently serves as Senior Vice President and Chief Financial Officer of AdelFi Credit Union, a Brea, California state-chartered credit union (“AdelFi”). The Company was formed by AdelFi in 1991 as a wholly-owned credit union service organization, and was spun off and recapitalized as an independent credit union service organization in 2006. AdelFi remains, however, as the Company’s largest equity owner. Ms. Harms is responsible for AdelFi’s financial strategy and reporting, investment and liquidity management, asset liability management, budgeting and forecasting, and regulatory reporting and exams. She also leads AdelFi’s Asset Liability Management Committee and is a member of the Enterprise Risk, Pricing, and Credit Review Committees. Previously, Ms. Harms served in various management and executive roles for 28 years in ACCU’s finance and accounting department, including serving as Senior Vice President and Chief Financial Officer from 2008 – 2023. Ms. Harms has a bachelor’s degree in accounting from Azusa Pacific University and is a Certified Public Accountant. Ms. Harms has also served as a Finance Committee member and Treasurer for faith-based ministries located in southern California.

There are no arrangements or understandings between Mr. Thompson and any other person, naming such person, pursuant to which Mr. Thompson was selected as an executive officer or as a director; there are no family relationships between Mr. Thompson and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer; and no related party transactions involving Mr. Thompson are reportable under item 404(a) of Regulation S-K. There are also no transactions involving Ms. Harms that would require disclosure under Rule 404(a) of Regulation S-K, and there are no family relationships between Ms. Harms and any director or executive officer of the Company. There are no understandings or arrangements between Ms. Harms and any other person pursuant to which she was selected to serve as a director of the Company.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

The following exhibits are attached herewith:

Exhibit No.
Exhibit 99.1	Press Release dated November 9, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 13, 2023	MINISTRY PARTNERS INVESTMENT
COMPANY, LLC

/s/ R. Michael Lee
R. Michael Lee
Chairman of the Board of Managers